EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-87599 on Form S-8 of Heritage Financial Corporation of our report dated June 21, 2016 appearing in this Annual Report on Form 11-K of Heritage Financial Corporation 401(k) Profit Sharing Plan and Trust for the year ended December 31, 2015.

/s/ Crowe Horwath LLP
South Bend, Indiana
June 21, 2016